EXHIBIT 99.1

Skkynet Expands in Japan

Acquisition of NiC Corporation adds embedded systems expertise, complementing Skkynet Secure Cloud Service™.

Mississauga, Ontario, June 30, 2014 – Skkynet Cloud Systems, Inc. (“Skkynet” or “the Company”) (OTC.BB:SKKY), a global leader in real-time cloud information systems is pleased to announce that a binding agreement has been reached with NiC Corporation of Osaka, Japan (“NiC”) for Skkynet to acquire NiC as a wholly owned subsidiary.

“Working together with Skkynet over the past two years, we have developed an excellent working relationship and strong synergy,” said Mr. Akira Iwata, President of NiC. “The future for embedded systems is to connect to the Internet of Things. We are impressed by how Skkynet has turned this vision into reality, and are excited to be a part of Skkynet and its growth plans.”

NiC has provided software and hardware development services to the embedded computing industry for over twenty years. NiC software development includes expertise in operating systems such as UNIX, VX-Works, Linux, and iTRON, and in implementing CAD systems, web systems, drivers, and related applications on MC68K, PowerPC, DSP, SH, ARM and other devices. NiC also designs a wide range of hardware boards, logic chips, custom hardware, and networking systems.

“NiC’s expertise in embedded systems complements the long-term strategy for Skkynet’s Secure Cloud Service™,” said Paul Thomas, President of Skkynet. “Having a permanent presence in Japan will strengthen our growing relationships with Japanese distributors, system integrators, and clients.”

The acquisition is a cash and stock transaction and, subject to certain conditions, is expected to close on October 31, 2014.

About Skkynet Cloud Systems, Inc.:

Skkynet Cloud Systems, Inc., through its wholly owned subsidiary Cogent Real-Time Systems Inc., is a leading developer of DataHub® software and related systems and facilities for collecting, processing and distributing real-time information over networks. This capability allows our clients to both locally and remotely manage, supervise and control industrial processes, embedded devices and financial information systems. Through their web-based assets, WebView™ enables data connectivity and visualization over the cloud, providing clients and their customers the necessary ability and tools to observe and interact with these processes and services in real time, empowering them to fully control their systems and analyze their data. DataHub® and WebView™ are trademarks used under license.

Safe Harbor:

This news release contains “forward-looking statements” as that term is defined in the United States Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements, including beliefs, plans, expectations or intentions regarding the future, and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors, such as the inherent uncertainties associated with new business opportunities and development stage companies. We assume no obligation to update the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that they will prove to be accurate. Investors should refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Skkynet Cloud Systems, Inc.
Paul E. Thomas, President
Office: (888) 628-2028
Fax: (888) 705-5366
Web: http://skkynet.com
Email: ir@skkynet.com